Exhibit 6.7

Loan Agreement

This loan agreement is made and will be effective on 09/09/2019

BETWEEN

Kabindra Sitoula of behalf Sagoon Inc. – a Delaware Corporation hereinafter referred to as the “Borrower” with a street address of 1980 Teasel Ct, Woodbridge, Virginia 22192.

AND

Mr. Gunaraj Luitel hereinafter referred to as the “Lender” with a street address of 45742 Smoketree Ter, Sterling VA 20166.

Terms and Conditions:

Promise to Pay:

Sagoon Inc. a borrower promises to pay the Lender $25,000.00 dollars (Twenty Five Thousands) and interest on of before 9 months from the date parties signed this agreement.

Lender will have options to convert his/her loan into company stocks (equity) at the current valuation or convertible note at the valuation of a later funding round.

Details of Loan: Agreed Between Borrower and Lender:

Amount of Loan: $25,000.00

Lender is giving one loan or in 6 installments.

ANNUAL PERCENTAGE RATE 6%

/s/ Govinda Giri
Borrower’s Signature
Govinda Giri
Kabindra Sitoula is personally responsible to pay the loan above as guarantor.

/s/ Gunaraj Luitel
Lender’s Signature (Gunaraj Luitel)
Witnesses:	1. /s/ Sita K. Luitel
2. /s/ Kabindra Sitoula